Exhibit 5.1

August 11, 2011

U.S. Home Systems, Inc.

405 State Hwy 121 Bypass

Building A, Suite 250

Lewisville, TX 75067

Re:	U.S. Home Systems, Inc.

Registration Statement on Form S-8

2010 Equity Incentive Plan

Gentlemen:

We have acted as counsel for U.S. Home Systems, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on the date hereof to effect the registration, pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of 500,000 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”), which may be offered and sold by the Company under the Company’s 2010 Equity Incentive Plan (the “2010 Stock Plan”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) an officer’s certificate of Richard B. Goodner, Vice President, Legal Affairs and General Counsel, dated the date hereof (the “Officer’s Certificate”); (ii) the Registration Statement; (iii) a specimen certificate evidencing the Common Stock; (iv) the Certificate of Incorporation of the Company, as amended to date and currently in effect, as certified pursuant to the Officer’s Certificate; (v) the Bylaws of the Company, as amended to date and currently in effect, as certified pursuant to the Officer’s Certificate; (vi) the 2010 Stock Plan; and (vii) certain resolutions of the Board of Directors of the Company and committees thereof and its stockholders relating to the 2010 Stock Plan and the filing of the Registration Statement, as certified pursuant to the Officer’s Certificate. We have also relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and statements of directors, officers and employees of, and the accountants for, the Company. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion. In addition, we have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.

U.S. Home Systems, Inc.

August 11, 2011

We have assumed the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all the documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when the Shares have been issued, sold and delivered in compliance with the 2010 Stock Plan and the accompanying agreements and in the manner contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the reference to our firm under the caption “Legal Matters”. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

We express no opinions as to matters under or involving any laws other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Very truly yours,

/s/ Jackson Walker L.L.P.
Jackson Walker L.L.P.